As filed with the Securities and Exchange Commission on March 24, 2014

Registration No. 333-30604
Registration No. 333-124594
Registration No. 333-164927
Registration No. 333-187551

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-30604
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-124594
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-164927
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-187551

PATIENT SAFETY TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	001-09727	13-3419202
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15440 LAGUNA CANYON ROAD, SUITE 150, IRVINE, CALIFORNIA 92618
(Address of Principal Executive Offices) (Zip Code)

(949) 387-2277
(Registrant's telephone number, including area code)

NON-STATUTORY STOCK OPTION PLAN FOR THE DIRECTORS OF THE FRANKLIN HOLDING CORPORATION
THE FRANKLIN HOLDING CORPORATION STOCK INCENTIVE PLAN
CONSULTING AGREEMENTS GRANTING OPTIONS TO VARIOUS CONSULTANTS
STOCK OPTION AND RESTRICTED STOCK PLAN
STOCK OPTION AGREEMENTS GRANTING OPTIONS TO VARIOUS OFFICERS, DIRECTORS, CONSULTANTS AND EMPLOYEES
PATIENT SAFETY TECHNOLOGIES, INC. 2009 STOCK OPTION PLAN, AS AMENDED
 (Full Title of the Plans)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

Patient Safety Technologies, Inc. (the “Registrant” or the “Company”), is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”). The Company hereby removes from registration  any and all securities that remain unsold under such Registration Statements as of the date of this Post-Effective Amendment.

(1)
Registration Statement  No. 333-30604, filed with the Securities and Exchange Commission (the “Commission”) on February 17, 2000, registering the offer and sale of the Registrant’s common stock, par value $0.0001 per share (the “Common Shares”), issuable pursuant to the Non-Statutory Stock Option Plan for the Directors of The Franklin Holding Corporation and The Franklin Holding Corporation Stock Incentive Plan;

(2)
Registration Statement  No. 333-124594, filed with the Commission on May 3, 2005, registering the offer and sale of the Common Shares issuable pursuant to the (i) Consulting Agreement, entered into as of April 5, 2005, with Health West Marketing Incorporated, (ii) Consulting Agreement, entered into as of December 10, 2004, with Apex Financial Management Services L.L.C., (iii) Agreement dated April 1, 2005 with Crescent Communications, (iv) Agreement dated October 18, 2004 with Aegis Securities Corp. and (v) Stock Option and Restricted Stock Plan, effective March 30, 2005 (the “Stock Option and Restricted Stock Plan”);

(3)
Registration Statement  No. 333-164927, filed with the Commission on February 16, 2010, registering the offer and sale of Common Shares issuable pursuant to the (i) Patient Safety Technologies, Inc. 2009 Stock Option Plan (the “2009 Stock Option Plan”), (ii) Non-Plan Stock Option Agreements granting options to various officers, directors, employees and former employees of Patient Safety Technologies, Inc. outside of the Stock Option and Restricted Stock Plan and the 2009 Stock Option Plan;

(4)
Registration Statement  No. 333-187551, filed with the Commission on March 26, 2013, registering the offer and sale of the Common Shares, issuable pursuant to the (i) 2009 Stock Option Plan, as amended and (ii) Non-Plan Stock Option Agreements granting options to various officers, directors, employees and former employees of Patient Safety Technologies, Inc. outside of the Stock Option and Restricted Stock Plan and the 2009 Stock Option Plan, as amended;

On March 24, 2014, pursuant to the Agreement and Plan of Merger, dated as of December 31, 2013 (the “Merger Agreement”), by and among Stryker Corporation (“Stryker”), PS Merger Sub Inc., a wholly owned subsidiary of Stryker (“Merger Sub”), and the Company, Merger Sub was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Stryker. As a result of the Merger, the Registrant became a wholly owned subsidiary of Stryker, and the Registrant has terminated all offers and sales of its securities registered pursuant to the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on the 24th day of March 2014.

PATIENT SAFETY TECHNOLOGIES, INC.

By:	/s/ David C. Dreyer
David C. Dreyer
Executive Vice President, Chief Financial Officer, and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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